Exhibit 99.1

PENNICHUCK LOGO


                            For Immediate Release
                            ---------------------
               Pennichuck Corporation Announces 2003 Earnings
               ----------------------------------------------

February 24, 2004

Contact: Donald L. Correll, President and Chief Executive Officer Charles J. Staab, VP, Treasurer and Chief Financial Officer
Phone:    603-882-5191
Fax:      603-882-4125

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(Nashua, NH) - Donald L. Correll, President and Chief Executive Officer of
Pennichuck Corporation announced today that the Company's consolidated net income for the year ended December 31, 2003 was $1.25 million, compared to consolidated net income of $2.34 million in 2002. On a per share basis, basic earnings per share for 2003 were $.52 compared to $.98 for 2002. This decrease was due to, among other things, approximately $1.11 million in expenses incurred during 2003 relating to the terminated merger agreement with Philadelphia Suburban Corporation, the pending federal and state investigations and the threatened eminent domain action by the City of Nashua. Excluding the effect of those expenses in 2003 and 2002, consolidated net income was $2.02 million, or $.84 per share and $3.52 million, or $1.47 per share, respectively.

      Mr. Correll said that the combined revenues of the Company's three utilities decreased to $18.68 million, or less than a 1% decrease from 2002. This decrease is primarily due to the damper than normal weather conditions experienced during the summer of 2003. Total rainfall in the third quarter of 2003 was nearly 14 inches compared to 5.3 inches in the third quarter of 2002. Additionally, he said that the Company's utilities experienced increased operating costs of approximately $1.35 million as a result of, among other things, aggressive distribution system maintenance programs conducted in the second and third quarters of 2003. Combined net income for the Company's three utilities decreased from $2.54 million in 2002 to $1.32 million in 2003.

      Mr. Correll said that revenues generated from the Company's real estate activities during 2003 were $949,000 compared to $3.09 million in 2002. Revenues in 2002 included approximately $2.43 million from the sale of the remaining 40 acres in Southwood Corporate Park and there were no such major land sales during 2003. Contract operations and other activities generated revenues of $1.76 million in 2003 compared to $1.5 million in 2002. Mr. Correll said that the increase in contract revenues reflects the addition of 14 smaller system contracts during 2003 and increased contract fees for work performed under certain operating contracts.

      Pennichuck Corporation is a holding company involved principally in the supply and distribution of potable water in southern and central New Hampshire through its three regulated water utilities. Its non-regulated, water-related activities include operations and maintenance contracts with municipalities


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and private entities in New Hampshire and Massachusetts. The Company's real estate operations are involved in the ownership, management and development of real estate in the greater Nashua, New Hampshire area. Pennichuck Corporation's common stock trades on the Nasdaq NMS under the symbol
"PNNW". The Company's website is at www.pennichuck.com.


This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Pennichuck Corporation. Forward-looking statements are based on current information and expectations available to management at the time the statements are made, and are subject to various factors, risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, changes in general economic conditions, legislation or regulation and accounting factors affecting Pennichuck Corporation's operations; timing and results of threatened eminent domain proceedings and federal and state investigations; timing and amount of regulated water utility rate relief; and, the impact of weather. Investors are encouraged to access Pennichuck Corporation's annual and quarterly periodic reports filed with the Securities and Exchange Commission for financial and business information regarding Pennichuck Corporation, including a more detailed discussion of these and other risks and uncertainties that could affect Pennichuck Corporation's forward-looking statements.

                        Summary of Financial Results
                           Pennichuck Corporation


                               Twelve Months Ended December 31 -
                                     2003             2002
                                     ----             ----

Total Revenues                   $21,388,000      $23,422,000
Net Income                       $ 1,247,000      $ 2,341,000

Earnings Per Share:
  Basic                          $       .52      $       .98
  Diluted                        $       .52      $       .98

Average Shares Outstanding:
  Basic                            2,393,000        2,391,000
  Diluted                          2,398,000        2,398,000


                                 Quarter Ended December 31 -
                                     2003             2002
                                     ----             ----

Total Revenues                   $ 4,886,000      $ 4,967,000
Net Income (Loss)                $  (313,000)     $ 1,043,000

Earnings (Loss) Per Share:
  Basic                          $      (.13)     $       .44
  Diluted                        $      (.13)     $       .43

Average Shares Outstanding:
  Basic                            2,396,000        2,391,000
  Diluted                          2,396,000        2,403,000


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